                               SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
               THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           PERSONAL COMPUTER PRODUCTS, INC.
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                   (Name of Registrant as Specified In Its Charter)

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       (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    (1)  Title of each class of securities to which transaction applies:

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    (2)  Aggregate number of securities to which transaction applies:

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    (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4)  Proposed maximum aggregate value of transaction:

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    (5)  Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:

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    (2)  Form, Schedule or Registration Statement No.:

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                                        [LOGO}

                           PERSONAL COMPUTER PRODUCTS, INC.
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                   11031 Via Frontera - San Diego, California 92127
                       Phone: 619-485-8411 - Fax: 619-487-5809

December 31, 1996

Dear Stockholder:

The purpose of this letter is to emphasize the importance to you as a Personal Computer Products, Inc., Stockholder of the successful passage of the measure detailed in the attached information statement (the "Proposal").

As you know, in 1995, the Company was notified by Nasdaq that it was not in compliance with the minimum bid requirement and that the Company's net equity position was not sufficient to allow for an exemption to that bid price requirement pursuant to Nasdaq's bylaws and accordingly, the Company's common stock was delisted from The Nasdaq SmallCap Market.

As a result of the delisting, many investment funds and brokerage firms are either unable to invest in the Company or to recommend to their clients PCPI as an investment. In addition, not being listed on an exchange makes the task of future fundraising activities, if any, to allow the Company to continue to grow more difficult. Not being listed also makes it more difficult for shareholders to execute trades of the Company's common stock.

At the present time, the Company is in compliance with all of the necessary requirements to be considered for relisting on The Nasdaq SmallCap Market with the exception of the minimum bid price. The Company believes that the best alternative at the present time is to effect a 1-for-5 reverse stock split. Timely Stockholder approval of this 1-for-5 reverse stock split offers the Company's best short term possible solution to satisfy the aforementioned Nasdaq listing requirements.

Your Board of Directors has evaluated several other alternatives and has concluded the proposed course of action to be the in the best interests of the Company and its Stockholders and recommends a VOTE FOR the Proposal.

To avoid the cost and inconvenience to all stockholders associated with a special stockholders meeting and to attempt to resolve this matter prior to the next annual meeting of stockholders, PCPI is seeking adoption of the proposal through the written consent of the stockholders, in accordance with Delaware corporate law. The Proposal is very important to the Company and its Stockholders and the vote of a majority of the outstanding shares of Common Stock by written consent is necessary to constitute a quorum for the Proposal. Your vote is very important to the future of the Company. Failure of the Proposal could result in delaying our ability to have the Company's common stock relisted, being unable to complete possible future financings which could have a material adverse effect on the Company and could result in the inability of the Company to continue as a going concern.

Please review the enclosed information statement carefully, complete and sign the enclosed card to indicate whether you approve or disapprove of the proposed corporate action. YOUR RESPONSE SHOULD BE RECEIVED NO LATER THAN THE JANUARY 31, 1997 DEADLINE DESCRIBED IN THE INFORMATION STATEMENT IN ORDER FOR YOUR VOTE TO BE CONSIDERED; MOREOVER, WE REQUEST THAT YOU RESPOND PROMPTLY SO THAT WE MAY RESOLVE THIS MATTER AT THE EARLIEST POSSIBLE DATE.

If you have any questions, please contact Ralph Barry at 619-485-8411, extension 145.

Thank you for the confidence you have shown in us.

Sincerely yours,


/S/ Edward W. Savarese

Edward W. Savarese
President and Chief Executive Office

                           PERSONAL COMPUTER PRODUCTS, INC.
--------------------------------------------------------------------------------
                   11031 Via Frontera - San Diego, California 92127

                                INFORMATION STATEMENT

                                     INTRODUCTION

GENERAL INFORMATION FOR STOCKHOLDERS

This information statement is furnished in connection with the request by the Board of Directors of Personal Computer Products, Inc., a Delaware corporation ("PCPI" or the "Company"), for approval by written consent of the holders of the Company's Common Stock of a proposal to authorize a reverse stock split of the Company's Common Stock. This information statement is being first sent to stockholders on or about December 31, 1996.

Stockholders may state their approval or disapproval of this proposal by so indicating on the accompanying consent form, and returning the consent form in the enclosed self addressed, postage paid envelope so that the consent form is received on or before January 31, 1997. Only the consent forms received on or before January 31, 1997 will be used by PCPI to determine whether the proposed actions have received sufficient stockholder approval for adoption. (However, the Board of Directors has reserved the authority in its sole discretion to extend the deadline for receipt of consent forms from January 31, 1997 to any date as allowed under Delaware Law.

The cost of this request for approval by written consent will be borne by PCPI. In addition to solicitation by mail, certain directors, officers and regular employees of PCPI, without receiving any additional compensation, may solicit written consent personally or by telephone or telegram. PCPI will reimburse brokers and others holding stock in their names, or in the names of nominees, for forwarding written consent material to their principals.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THIS IS A REQUEST FOR STOCKHOLDER APPROVAL BY WRITTEN CONSENT. YOU ARE REQUESTED TO INDICATE WHETHER YOU APPROVE OF THE PROPOSED CORPORATE ACTION ON THE CARD ENCLOSED FOR THAT PURPOSE, AND TO RETURN THAT CARD TO US.


                                      ITEM NO. 1

                           AUTHORIZE A REVERSE STOCK SPLIT

The proposal is to authorize the Company to effect a 1 for 5 reverse stock split of the Company's Common Stock.

The Proposal would provide that upon the authorization of the action, that each five (5) issued and outstanding shares of Common Stock will be automatically converted into one (1) new share of Common Stock, par value $0.05 (the "New Common Stock"). The number of authorized shares and the par value designation of the Common Stock will be unaffected by this proposal. The rights and privileges of the holders of Common Stock will be substantially unaffected by this proposal, and each Stockholder's percentage ownership interest in the Company, proportional voting power and other rights will remain unchanged by this proposal.

The Company presently is authorized under the Articles of Incorporation to issue 100,000,000 shares of Common Stock, and, as of June 30, 1996, 33,824,955 shares of Common Stock were issued and outstanding. The Reverse Split would reduce the number of issued and outstanding shares of New Common Stock to approximately 6,764,991. The shares of Common Stock currently issued and outstanding, together with shares reserved for issuance pursuant to options, warrants and convertible securities, represent approximately 50% of the Company's authorized Common stock. The Reverse Split will not affect the Company's retained deficit, and Stockholders' equity will remain substantially unchanged.

The Company's Common Stock is presently being traded on the NASD Electronic Bulletin Board and the Company would take the appropriate action to list the post-reverse split New Common Stock of the Company on The Nasdaq SmallCap Market System

REASONS FOR THE REVERSE SPLIT. The Board of Directors believes that the Reverse Split is advisable and in the best interests of the Company and its Stockholders primarily for the reasons set forth below. The current estimated fair market value of the Common Stock before giving effect to the Reverse Split is $1.00 per share. The Reverse Split is intended to establish the market price of the new Common Stock in a more traditional range for companies of equivalent size (an estimated $5.00 per share on a post-Reverse Split basis). The Board of Directors believe that a higher per share market price would make the New Common Stock more attractive to a broader range of investors and may encourage greater interest in the New Common Stock by securities analysts. In addition, a minimum price of $3.00 per share is required for relisting on The Nasdaq SmallCap Market, and many institutional investors have guidelines which disfavor stocks that trade at relatively low prices. In addition, in recent months a few completing companies have completed initial public offerings. The shares of New Common Stock outstanding after the reverse split would be more in line with these other companies.

THERE CAN BE NO ASSURANCE THAT THE ESTIMATED MARKET VALUE OF THE NEW COMMON STOCK AFTER THE REVERSE SPLIT WILL BE 5.0 TIMES THE MARKET VALUE BEFORE THE REVERSE SPLIT OR THAT ANY OF THE INTENDED CONSEQUENCES OF THE ACTION DESCRIBED ABOVE WILL MATERIALIZE.

IMPACT ON WARRANTS, CONVERTIBLE SECURITIES AND STOCK OPTION PLANS. As of the Record Date, the Company had a total of 21,571,551 shares of Common Stock reserved for issuance under various warrant agreements, convertible securities agreements and stock option plans. If the Proposal is adopted, the number of shares and the exercise and/or conversion price will be adjusted appropriately pursuant to the terms of such agreements and plans.

FRACTIONAL SHARES. No fractional shares will be issued by the Company. The Company will therefore, round up to the nearest share any Shareholders who would otherwise have been issued fractional shares of the Company's Common Stock as the result of the reverse stock split, if applicable.

EXCHANGE OF CERTIFICATES. If the Proposal is adopted and approved, the Company will cause each 5 shares of Common Stock to be converted into 1 share of New Common Stock to take place as soon after the approval as is practicable. If the Proposal is adopted, Stockholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock and for payment in respect of fractional shares. Stockholders of record on the effective date of the Reverse Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. STOCKHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

OTHER. The Reverse Split could result in some Stockholders owning "odd lots" of fewer than 100 shares of New Common Stock. The costs, including brokerage commissions, of transactions in odd lots, are generally higher than the cost of transactions in "round lots" of even multiples of 100 shares.

The Company believes that no Stockholder's interest will be completely eliminated by virtue of the Reverse Split. Except as discussed under the Proposal, no officer, director, associate or affiliate of the Company would derive any material benefit from the Reverse Split other than the benefits which would be enjoyed by any other person holding the same number of shares.

                       RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors has adopted and approved the Proposal, subject to the requisite approval by the Company's Stockholders. The affirmative vote of a majority of the outstanding shares of Common Stock is required to adopt the Proposal. The Board of Directors of the Company has considered the Proposal and recommends that the Company's Stockholders adopt the Proposal as set forth in this information statement.

                                 SHARES AND OWNERSHIP

VOTING SECURITIES

    On December 26, 1996 (the "record date" for determination of stockholders entitled to notice of and to vote on this Proposal), PCPI had outstanding 34,973,025 shares of Common Stock, which is the only class of stock entitled to vote on this Proposal. Each share entitles the holder thereof to one vote on all this Proposal.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

    The following table sets forth the number of shares of equity securities of PCPI owned beneficially (as determined in accordance with the rules adopted by the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934) for all persons (including any "group") known to PCPI to be the beneficial owner of more than five percent of any class of voting securities of PCPI as of December 26, 1996, except as disclosed in the Security Ownership of Management section below.


TITLE OF CLASS               NAME                          SHARES BENEFICIALLY OWNED     PERCENT OF CLASS
--------------               ----                          -------------------------     ----------------
PCPI Common              MCM Partners LP                          3,658,833                   10.5


MCM Partners LP is a private investment group located at 1 Embarcadero Center, Suite 2830, San Francisco, California 94111.

SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth the number of shares of equity securities of PCPI owned beneficially (as determined in accordance with the rules adopted by the SEC under the Securities Exchange Act of 1934) as of December 26, 1996 by each director of PCPI and by each executive officer of PCPI who earned more than $100,000 during fiscal year 1996, and by all directors and executive officers as a group. In each case, such beneficial ownership includes both sole voting and sole investment power. Dr. Saal, Dr. Savarese, Mr. Roth and MCM Partners LP were, to the knowledge of PCPI, the only persons owning beneficially (as determined in accordance with such rules) more than 5% of any class of voting securities of PCPI as of such date. The business addresses of Dr. Saal, Dr. Savarese and Mr. Bonar are the same as that of the Company. Mr. Roth's business address is 322 West 57th Street, Apartment 45T, New York, New York 10019.



TITLE OF CLASS               NAME                          SHARES BENEFICIALLY OWNED     PERCENT OF CLASS
--------------               ----                          -------------------------     ----------------
PCPI Common              Harry J. Saal                            10,835,000 (a)              25.7
PCPI Common              Edward W. Savarese                        2,067,040 (b)               5.6
PCPI Common              Irwin Roth                                1,804,400 (c)               5.0
PCPI Common              Brian Bonar                                 540,030 (d)               1.5
PCPI Common              All directors and executive              15,453,470 (e)              33.8
                         officers as a group (5 persons)


  (a) Includes options and/or warrants, now exercisable or exercisable within 60 days, to purchase 7,180,367 shares of PCPI Common Stock.

  (b) Includes options and/or warrants, now exercisable or exercisable within 60 days, to purchase 1,675,000 shares of PCPI Common Stock. Also includes 50,000 shares of PCPI Common Stock owned by Dr. Savarese's children; Dr. Savarese disclaims beneficial ownership of those shares.

  (c) Includes options and/or warrants, now exercisable or exercisable within 60 days, to purchase 1,048,335 shares of PCPI Common Stock.

  (d) Includes options and/or warrants, now exercisable or exercisable within 60 days, to purchase 460,000 shares of PCPI Common Stock.

  (e) Includes options and/or warrants, now exercisable or exercisable within 60 days, to purchase 10,700,702 shares of PCPI Common Stock. Also includes 50,000 shares of PCPI Common Stock owned by Dr. Savarese's children; Dr. Savarese disclaims beneficial ownership of those shares.

All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding pursuant to Instruction 3 to
Item 403 of Regulation S-B, under the Securities Exchange Act of 1934.

                                    OTHER MATTERS

APPRAISAL RIGHTS. The Company is aware of no appraisal rights in connection with the Proposal provided to dissenting Stockholders under the Company's Articles or the laws of the State of Delaware, the jurisdiction in which the Company is incorporated.

INCORPORATION BY REFERENCE. Pursuant to Note D to Schedule 14A of Information Required in Information Statement, the financial statements required by Item 13 are incorporated by reference from the Company's 10-KSB filed for the year ended June 30, 1996 and the 10-QSB for the first quarter ended September 30, 1996.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In March 1995, Dr. Savarese agreed to loan the Company a gross aggregate amount of up to $100,000 with interest at the rate of 7% per year. As of June 30, 1996, borrowings under this Note aggregated $100,000.

    In January 1996, the Company sold to its Chairman for $500,000 five-year warrants to purchase 10,000,000 unregistered shares of its common stock at the rate of $1.00 per share. The warrant contained certain anti-dilution provisions should the Company issue equity instruments at less than 50% of the exercise price. In connection with a private placement with various private investors of approximately $2.5 million, the exercise price of this warrant was subsequently reduced to $0.60 per share in accordance with this provision. In June 1996, warrants to purchase 3,333,333 shares were exercised. In December 1996, warrants to purchase 90,000 shares were exercised and gifted to various individuals.


BY ORDER OF THE BOARD OF DIRECTORS

/s/ Ralph R. Barry

Ralph R. Barry,
Secretary

San Diego, California
December 31, 1996


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                                        [LOGO]
                           PERSONAL COMPUTER PRODUCTS, INC.
--------------------------------------------------------------------------------
                       11031 Via Frontera - San Diego, CA 92127
                       Phone: 619-485-8411 - Fax: 619-487-5809


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